Exhibit 10.35

SEPARATION AGREEMENT AND GENERAL RELEASE

1.    Agreement. This Separation Agreement and General Release (“Agreement”) is entered into by and between Iomega Corporation, a Delaware corporation, on behalf of itself and each of its subsidiaries (“Iomega” or the “Company”), and Anna Aguirre (“Employee”) for the purpose of amicably concluding their employment relationship. By entering into this agreement neither party admits any deficiency, wrongdoing or liability, expressly or by implication.

2.    Last Working Day. Employee’s last regular working day at Iomega will be June 30, 2006 (“Last Working Day”). The effective date of Employee’s termination of employment with Iomega will be June 30, 2006 (the “Termination Date”).

3.	Consideration.

(a)  Iomega shall make a total special severance payment to Employee in the amount of $142,500.00, less necessary federal, state and other withholdings to be paid in bi-weekly increments over approximately nine months, beginning on the first regular payroll cycle after receipt of this fully executed Agreement, provided Employee provides any assistance related to the business of Iomega that the Company requests during those months, performs satisfactorily through the Last Working Day, and complies with the Iomega Employee Information Guide through Employee’s Termination Date. Employee acknowledges and agrees that no payments hereunder constitute compensation under the 401(k) plan eligible for elected deferrals and matching contributions.

(b)  Iomega shall pay to Employee $12,074.00 less necessary federal, state and other withholdings to be paid in a lump sum payment, which is equivalent to the cost of COBRA for a nine month period, based on Employee’s current health insurance benefits through Iomega.

(c)	Iomega will provide executive outplacement services to Employee as determined by Iomega.

(d)  Employee will retain her currently assigned laptop computer, mobile telephone and mobile telephone number. After the Termination Date, all billing related to the mobile telephone will become the responsibility of the Employee.

(e) The amounts and provisions set forth in Section 3 (a) through (d) above will be paid or implemented after receipt of a fully executed and unchanged copy of this Agreement and the expiration of the Age Release Period described in this Agreement. These payments shall be in full satisfaction of any and all claims Employee may have arising directly or indirectly from his/her employment and separation from Iomega and shall also be consideration for the other promises contained herein. Employee acknowledges and understands that, except as described in Section 3 of this Agreement, Employee will not be entitled to receive from Iomega any other severance or termination allowance or any other compensation or payment, including any other payments for any sales commissions or bonuses or other consideration.

4.    Participation in Benefit and Other Programs. Employee will be entitled to participate through the Termination Date in all employee benefit programs and policies generally available to Iomega employees, in which Employee is eligible to participate, including stock option vesting, health insurance, and Iomega’s 401(k) plan (if applicable), as allowed by law.

Employee acknowledges and agrees that, under the terms of any outstanding stock option agreement(s) between Employee and Iomega, the vesting of any options to purchase company stock granted to employee will cease as of the Termination Date, and Employee has a period of three months following the Termination Date

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within which to exercise any vested options. Any vested options not exercised within the three month period shall expire and thereafter not be exercisable. All unvested options will be canceled on Employee’s Termination Date. No unearned bonuses or other incentive compensation will be due Employee.

5.    Re-Employment by Iomega. Employee agrees that if employee becomes re-employed with Iomega or is assigned to Iomega as a temporary or contract Employee while Employee is receiving payments pursuant to this Agreement, Employee shall waive any remaining payments otherwise due hereunder, without affecting any other terms of the Agreement.

6.	Release of Claims.

(a)        General Release. In consideration of the payments and other valuable consideration under the terms of this Agreement, Employee hereby knowingly, voluntarily, and irrevocably agrees to fully, unconditionally, completely and forever release Iomega, and all of Iomega’s predecessors and successors, and their officers, directors, shareholders, agents, employees and representatives, and all parent, subsidiary and affiliated companies, together with their employees, officers, directors and shareholders (the “Released Parties”), from any and all rights and claims, including, without limitation, demands, causes of action, charges, complaints, promises, grievances, losses, damages, liabilities, debts, or injuries, whether known or unknown, contingent or matured, at law or in equity or in arbitration, which Employee holds or has ever held against Iomega resulting from any act, obligation, or omission occurring on or prior to the date Employee signs this Agreement (“Released Claims”), including, but not limited to, any Released Claims connected with or arising out of Employee’s employment, or separation therefrom, or terms of such employment or employment separation by Iomega; employee benefit plans whether or not arising under the Employee Retirement Income Security Act of 1974, as amended; any claims whether or not arising under any local, state or federal law or regulation, public policy or common law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, Title 34 and 34A of the Utah Code Annotated, and the laws and regulations of the State of Colorado) or any state, federal or local statute, regulation, public policy, contract or tort principle in any way governing or regulating Employee’s employment, or termination, or terms of employment or termination by Iomega. Released Claims expressly include any and all rights of Employee under the Company’s Management Incentive Plan (MIP), and any and all rights to receive any further sales commissions, bonuses, or other compensation from Iomega. It is expressly understood that – except for the consideration stated in Section 3 above, no further payments are due to Employee under the MIP or any other Iomega compensation or bonus plan. It is expressly agreed and understood that this Agreement is a general release. Nothing contained in this Agreement is a waiver of any rights or claims that may arise after the date of execution by Employee or which, as a matter of law, cannot be released or waived. This release does not include a release of claims for unemployment or worker's compensation benefits.

(b)        Age Discrimination Release. In addition to the waivers and releases contained in the preceding paragraph, and in consideration of the payments provided above, Employee also specifically releases Iomega from any and all liabilities, claims, causes of action, demand for damages or remedies of any kind, including claims for attorneys’ fees and legal costs, arising under the Age Discrimination in Employment Act of 1967, as amended, related to or arising out of his/her employment or termination from employment with Iomega up to and including the date of this Agreement. Employee is advised to consult with an attorney regarding this Agreement. Employee also acknowledges that prior to signing this Agreement Employee has 45 days from the date of his receipt of the Agreement within which to consider it and to consult with an attorney of his/her choice regarding it. Should Employee nevertheless elect to execute this Agreement sooner than 45 days after she/he has received it, Employee specifically and voluntarily waives the right to claim or allege that she/he has not been allowed by Iomega or by any circumstances beyond his/her control to consider the Agreement for a full 45 days. Employee also acknowledges and agrees that this Agreement will not become effective or enforceable until after seven (7) days from the date it is signed by Employee (“Age Release Period”). During the Age

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Release Period Employee understands and agrees that she/he may revoke the provisions of this Section by delivering written notice of this revocation to Sheree Lupton, Director of Human Resources, Iomega Corporation, 1821 West Iomega Way, Roy, UT 84067. This provision is not intended to change or affect current law regarding the knowing and voluntary nature of releases, including but not limited to the law regarding the knowing and voluntary nature of releases under the Older Workers Benefit Protection Act.

Employee also acknowledges that he/she has received information regarding the ages and job titles of other employees within his/her department who have also been affected by this reduction in force, as well as the ages and job titles of the employees within his/her department who were not selected for reduction. This information is attached as Exhibit A to this Agreement.

7.    Section 1542 Waiver. Employee does expressly waive all benefits and rights granted to her/ him pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his/ her favor at the time of executing the release, which if known by him/ her must have materially affected his/ her settlement with the debtor.

Employee does certify that she/ he has read all of this Agreement, including the Agreement provisions contained herein and the quoted California Civil Code section, and that she/ he fully understands all of the same. Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected, and unanticipated injuries and damages, as well as those that are now disclosed.

8.    No Further Action. Employee irrevocably and absolutely agrees that she/ he will not prosecute or allow to be prosecuted on her/ his behalf, in any administrative agency, whether federal or state, or any court, whether federal or state, any claim or demand of any type related to the matters released above in Section 6a, it being the intention of the parties that with the execution by Employee of this Agreement, Iomega, and all of Iomega’s predecessors and successors, and their officers, directors, shareholders, agents, employees and representatives, and all parent, subsidiary and affiliated companies, together with their employees, officers, directors and shareholders will be absolutely, unconditionally and forever discharged of and from any obligations to or on behalf of Employee related in any way to the matters discharged therein.

9.    No Admission of Fault. Iomega and Employee agree that this Agreement in whole or in part shall not be admissible in any legal or quasi-legal proceeding as evidence of or admission by Company of any violation of its policies or procedures or local, state or federal law or regulation. Further, Company expressly denies any violation of any of its policies, procedures, local, state or federal laws or regulations.

10.  Return of Documents. Employee will immediately return to Iomega all documents, records and materials, relating to Iomega’s business, to the extent that any such documents have not yet been returned to Iomega, whether stored electronically or in written or printed form, or otherwise, including but not limited to records, notes, memoranda, computer storage media, drawings, reports, files, software materials, notebooks, rolodex files, telephone lists, computer or data processing disks and tapes, marketing plans, financial plans and studies, customer lists, names of business contacts, policies and procedures, and any materials prepared, compiled or acquired by Employee relating to any aspect of Iomega or its business, products, plans or proposals and all copies thereof, in Employee’s or related party’s possession, custody or control, whether prepared by Employee or others. Employee also agrees to participate in an exit interview upon the termination of Employee’s employment with Iomega.

11.  Non-Disclosure. Employee acknowledges his or her obligations under a written agreement regarding employee use of corporate information executed by Employee at the beginning of her/his employment, which is still in effect.

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12.  Employee Inventions. Employee acknowledges that certain innovations, products and processes invented or discovered by Employee during Employee’s employment with Iomega are the property of Iomega and have been assigned to Iomega under a written agreement regarding employee use of corporate information executed by Employee at the beginning of her/his employment, which is still in effect.

13.  Non-Disparagement. Employee agrees not to disparage, orally or in writing, Iomega, its officers, employees, management, operations, products, designs, or any other aspects of Iomega’s affairs to any third person or entity.

14.  Non-Solicitation of Employees. Employee agrees that for one year following Employee’s Termination Date, Employee shall not, directly or indirectly, in any capacity (including but not limited to, as an individual, a sole proprietor, a member of a partnership, a stockholder, investor, officer, or director of a corporation, an employee, agent, associate, or consultant of any person, firm or corporation or other entity) hire any person from, attempt to hire any person from, or solicit, induce, persuade, or otherwise cause any person to leave his or her employment with Iomega.

15.  Remedies. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation. The parties recognize that irreparable injury to Iomega will result from a material breach of this Agreement, and that monetary damages will be inadequate to rectify such injury. Accordingly, notwithstanding anything to the contrary, Iomega shall be entitled to one or more preliminary or permanent orders: (i) restraining or enjoining any act which would constitute a material breach of Sections 8, 10, 12, 14, and 17 of this Agreement, and (ii) compelling the performance of any obligation which, if not performed, would constitute a material breach of this Agreement. Employee expressly acknowledges that Iomega is prepared to vigorously enforce this Agreement, and that violation of this Agreement could result in the assessment of damages and other legal remedies against Employee and any of Employee’s subsequent employers. Any breach by Employee of this Agreement shall, in addition to other remedies which may be available Iomega, result in the immediate release of Iomega from any obligations it may have to provide further payments under this Agreement, except as may be required by applicable law.

16.  Party’s Bear Own Costs. Each party shall bear the cost of, and shall be responsible for, its own attorneys’ and accountants’ fees and costs, if any, in connection with the negotiation and execution of this Agreement.

17.  Agreement is Confidential. Employee further agrees that the terms and conditions of this Agreement are strictly confidential and shall not be discussed with, disclosed or revealed to any other persons, whether within or outside Iomega, except professional advisors with whom Employee may consult regarding this Agreement and Employee’s immediate family members, unless disclosure is compelled by subpoena or other legal process.

18.  Entire Agreement. This Agreement and any exhibits hereto constitute the entire understanding of the parties, except for the agreement regarding employee use of corporate information executed by Employee at the beginning of her/his employment, which is still in effect. Employee warrants that he or she: (a) has read and fully understands this Agreement and any exhibits hereto; (b) has had the opportunity to consult with legal counsel of his or her own choosing and have the terms of this Agreement fully explained; (c) is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and (d) is executing this Agreement voluntarily, free of any duress or coercion.

19.  Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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20.  Governing Law. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of California without giving effect to the choice of law rules thereof. Any litigation arising from this Agreement shall only be filed in a court of competent jurisdiction located within the County of San Diego, California. Employee hereby consents to this exclusive venue and personal jurisdiction.

21.  Nonassignment. Employee warrants that no person other than Employee is entitled to assert any claim based on or arising out of any alleged wrong suffered by Employee in or as a consequence with or severance of employment from Company and that employee has not assigned or transferred or purported to assign or transfer to any person or entity any claim Employee now has or may have against Company or any portion thereof or interest therein.

22. Acknowledgement by Employee. Employee acknowledges and understands the terms and conditions of this document and has been given ample opportunity to consult with legal counsel and/or advisors before signing it. By Employee’s signature, Employee agrees to the terms set forth above.

Employee has 45 Days following receipt of this Agreement, to sign below, thereby indicating acceptance of the terms and conditions of this Agreement. Employee must not sign prior to Termination Date. If Employee does not accept such terms and conditions by such date, this offer shall expire at that time.  After signing, the Agreement must be promptly returned by hand-delivery, mail, or shipped by overnight delivery to Sheree Lupton, Director, Human Resources, 1821 West Iomega Way, Roy, Utah before any payment shall be made.

EMPLOYEE

Dated: _06-30-06 __________	__/s/ Anna Aguirre _______________________________

IOMEGA CORPORATION

Dated: _07-05-06__________	__/s/ Sheree Lupton ______________________________
Sheree Lupton,
Director of Human Resources

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